Exhibit 99.1

Worthington Industries Announces Completion of Tender Offer For Its Outstanding 6.70% Notes Due December 1, 2009

COLUMBUS, Ohio--(BUSINESS WIRE)--June 9, 2009--Worthington Industries, Inc. (NYSE: WOR) today announced that it has completed its previously announced cash tender offer (“Tender Offer”) for any and all of the $138.0 million outstanding principal amount of its 6.70% Notes due December 1, 2009 (“Notes”).

The Tender Offer expired at 5:00 p.m., EDT, on Monday, June 8, 2009. The company has accepted for purchase $118.5 million of the Notes which were validly tendered pursuant to the Tender Offer, representing 85.9% of the outstanding Notes.

In accordance with the terms of the Tender Offer, the consideration paid for the Notes will be $1,025 per $1,000 principal amount of Notes, plus accrued and unpaid interest to, but not including, June 12, 2009.

Wachovia Securities served as Dealer Manager for the Tender Offer. D.F. King & Co., Inc., served as Tender Agent and Information Agent for the Tender Offer.

This news release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer. The Company is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the Dealer Manager or the Information Agent makes any recommendation in connection with the Tender Offer.

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stampings and laser welded blanks. The company employs approximately 7,000 people and operates 60 facilities in 10 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
E-mail: cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
E-mail: slhiggin@WorthingtonIndustries.com